Rule 424(b)(2)
                                            File No. 1 (9019)
                                            Registration Statement No. 333-20133


     Pricing Supplement No. 9 dated 1/8/98

     (To Prospectus dated March 14, 1997 and
     Prospectus Supplement dated March 18, 1997)

     STAR BANC CORPORATION
     MEDIUM-TERM NOTES - FIXED RATE SENIOR NOTES              CUSIP No.85508FAJ3



     Trade Date:    1/8/98                Interest Rate:  5.92%
     Principal Amount: $15,000,000.00     Interest Payment Date(s): January 14,
                                                                    July 14
     Currency:  US Dollar                 Regular Record Date(s): December 30,
                                                                  June 30
     Issue Price:  100.00                 Maturity Date:  1/14/2002
     Selling Agent's Commission:$13,200.00 Original Issue Date:  1/13/98
                                          Net Proceeds to Issuer: $14,986,800.00




     FORM:           [X] Book-Entry
                     [ ] Certificated

     REDEMPTION:     The Notes will be redeemable by the Company at any time
                     prior to Maturity with a Make-Whole Premium, unless one of the below is checked:
                     [X] The Notes cannot be redeemed prior to maturity
                     [ ] The Notes may be redeemed prior to maturity without a
                         Make-Whole Premium
                              Redemption Commencement Date:
                              Initial Redemption Percentage:
                              Annual Redemption Percentage Reduction:

     REPAYMENT:      [X] The Notes cannot be repaid prior to maturity
                     [ ] The Notes can be repaid prior to maturity at the
                         option of the holder
                         Optional Repayment Price:
                         Optional Repayment Date:

     DISCOUNT NOTE:  [X] No
                     [ ] Yes
                         Total Amount of OID:
                         Original Yield to Maturity:
                         Initial Accrual Period OID:
                         Method Used to Determine Yield for Initial Accrual
                         Period:
                           [ ] Approximate  [ ] Exact

     OPTION TO RESET
     INTEREST:       [X] No
                     [ ] Yes, at the option of the Company
                         Optional Reset Date(s)

     OPTION TO EXTEND
     MATURITY:       [X] No
                     [ ] Yes, at the option of the Company
                         Extension Period(s):
                         Number of Extension Periods:
                         Final Maturity:

     INDEXED NOTE:   [X] No  [ ] Yes (see additional terms attached)

     AMORTIZING
     NOTE:           [X] No  [ ] Yes (see additional terms attached)

     CAPACITY:           [X] Agent       [ ] Principal

     IF AS
     PRINCIPAL:      [ ] The Notes are being offered at varying prices related
                         to prevailing market prices at the time of resale.

                     [ ] The Notes are being offered at a fixed initial public
                         offering price of [ ]% of Principal Amount. The Notes are being reoffered to dealers with a reallowance not to exceed [ ]% of the Commission or Fee.

     ADDITIONAL TERMS: Notwithstanding anything to the contrary in the Prospectus or Prospectus Supplement to which this Prospectus Supplement relates, Star Bank, N.A., an affiliate of the Company will serve as the Authenticating Agent and Paying Agent for the Notes.

                            [CREDIT SUISSE FIRST BOSTON]